EXHIBIT 20.1
                                                                          NEWS


LOGO
EDISON INTERNATIONAL

FOR IMMEDIATE RELEASE

                                                          Contact: Steve Conroy
                                                                  (626)302-2255
                                 World Wide Web Address: http://www.edisonx.com


                     Edison International Board of Directors
                     Announces New Share Repurchase Program

ROSEMEAD, Calif., July 17, 1998--Edison International's Board of Directors today authorized a new $500-million common stock repurchase program. The board action was necessary, because the previous share repurchase program authorized on May 15, 1997, is near completion. Only $69 million remain available under the previous authorization.

Since Edison International began repurchasing its shares in 1995, the company has bought 95 million shares for approximately $2.23 billion at an average price of $23.41 per share.


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      Based in Rosemead, Calif., Edison International is the parent company of Southern California Edison, Edison Mission Energy, Edison Capital, and Edison
                                  Enterprises.


Repurchase Program